July 1, 1997




First Union Student Loan Trust 1997-1
c/o The First National Bank of Chicago
One First National Plaza, Suite 0126
Chicago, Illinois  60670

          Re:  First Union Student Loan Trust 1997-1 Asset-Backed Securities
               -------------------------------------------------------------

Ladies and Gentlemen:

     In connection with the Registration Statement (Registration No. 333-26405) filed with the Securities and Exchange Commission (the "Commission") on May 2, 1997, (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement covers the Floating Rate Class A-1 Asset-Backed Notes (the "Class A-1 Notes"), the Floating Rate Class A-2 Asset-Backed Notes (the "Class A-2 Notes" and, together with the Class A-1 Notes, the "Notes"), and the Floating Rate Asset Backed Certificates (the "Certificates" and, together with the Notes, the "Securities") to be sold by First Union Student Loan Trust 1997-1 (the "Trust"). The Notes will be issued pursuant to an indenture (the "Indenture") between the Trust and Bankers Trust Company, as indenture trustee (the "Indenture Trustee"). The Certificates will be issued pursuant to a trust agreement (the "Trust Agreement") to be entered into between the Seller and The First National Bank of Chicago, as eligible lender trustee (the "Eligible Lender Trustee"). You have requested our opinion as to whether the Notes would be characterized as indebtedness for U.S. federal income tax purposes and whether the Trust would be characterized as an association taxable as a corporation. Capitalized terms used and not otherwise defined herein have the respective meanings set forth in Appendix A to the Indenture filed as an exhibit to the Registration Statement.

     Our opinion is based on an examination of the Prospectus, the form of the Indenture, the form of the Trust Agreement, the form of the Administration
Agreement, the form of the Master Servicing Agreement, the form of the Sale Agreement, and such other documents, instruments and information as we have considered necessary, and assumes that all representations contained therein are correct, that the parties thereto comply with the terms thereof and that such documents and instruments will not be amended. Our opinion is also based upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities. The statutory provisions, regulations and interpretations on which our opinion is based are subject to changes, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be taken by the Internal Revenue Service.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements, representations, and certifications of officers and other representatives of the Seller and others which have been delivered or will be delivered upon closing.

Characterization of the Notes

     In our opinion the Notes would constitute indebtedness for U.S. federal income tax purposes as of the date hereof.

Classification of the Trust

     The characterization of an entity for U.S. federal income tax purposes is determined under Regulations 301.7701-2 and 301.7701-3.[FN1] Regulation -2(a) provides that "a business entity is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under [the -4 Regulation] or otherwise subject to special treatment under the Code." Because the Trust would not be properly classified as a trust under the -4 Regulation and is not otherwise subject to special treatment under the Code, the Trust constitutes a "business entity" within the meaning of the -2(a) Regulation.

     Regulation -2(b) provides that certain types of business entities are treated as corporations for U.S. federal tax purposes, including entities formed under a state statute which refers to the entity as "incorporated or as a corporation, body corporate or body politic," or as a "joint-stock company or joint-stock association." The -2(b) Regulation also classifies as a corporation those entities that are insurance companies, certain banking entities, foreign entities and other entities specified in -2(b) Regulation. Regulation -3(a) provides that a business entity that is not classified under the -2(b) Regulation as a corporation constitutes an "eligible entity" and can elect its classification for U.S. federal tax purposes. The Trust is not an entity which is treated as a corporation under the -2(b) Regulation and therefore is an eligible entity.

     Pursuant to Regulation -3(b), unless an election to the contrary is made, an eligible entity with a single owner is disregarded as an entity separate from its owner and an eligible entity with two or more members is classified as a partnership. In the instant case, the Trust will have more than a single owner (e.g., it will have more than one Certificateholder).

     Based on the foregoing discussion, it is our opinion that, under current law, and assuming that the Trust does not affirmatively elect to be classified as a corporation and that it is not a "publicly traded partnership" taxable as a corporation (which is discussed below), upon issuance and sale of the Certificates as contemplated in the Agreements, the Trust will not be classified as an association taxable as a corporation for U.S. federal tax purposes.

Publicly Traded Partnership.

     Section 7704 and the Regulations thereunder provide that, subject to certain exceptions, a partnership the interests in which are (i) traded on an established securities market or (ii) readily tradable on a secondary market (or the substantial equivalent thereof) will be treated as a publicly traded partnership (a "PTP") and taxable as a corporation for U.S. federal income tax purposes. Section 7704(c), however, generally excepts a PTP from corporate treatment for tax purposes if a sufficient portion of the PTP's income is comprised of certain types of income. Specifically, Section 7704(c) provides that a PTP shall not be treated as a corporation for tax purposes if 90 percent or more of its gross income consists of "qualifying income." Qualifying income is defined by Section 7704(d) to include interest and any gain from the sale or disposition of a capital asset. The Trust's sole source of income will derive from interest paid with regard to and gain resulting from the disposition of Trust Student Loans.[FN2]

     We note that Section 7704(d)(2) disqualifies from the category of otherwise "qualifying income" interest that is derived in the conduct of a "financial or insurance business." In our view, because the Trustee and Servicer cannot manage the assets of the Trust in any ordinary sense, and in particular, cannot sell the Trust Student Loans and acquire additional assets, the Trust should not be found to be carrying on a financial business. However, the Service has not provided guidance as to what constitutes a "financial or insurance business" and accordingly our conclusion is based on our interpretation of the statutory language of Section 7704 and not on authorities construing the statute. Accordingly, we believe that since the Trust should not be found to be engaged in a financial business that the interest paid on the Trust Student Loans will constitute qualifying income.

     Accordingly, the Trust would qualify for the Section 7704(c) exception to the PTP rules and would not be taxable as a corporation thereunder.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the headings "Material Federal Income Tax Consequences." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

     We express no opinion with respect to the matters addressed in this opinion other than as set forth above, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without prior or written consent in each instance. Further, we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                         Very truly yours,



                                         /s/Cadwalader, Wickersham & Taft


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[FN1]Any reference hereafter to a provision of the Regulations  beginning with a hyphen ("-") refers to the corresponding provisions of Regulation 301.7701.

[FN2]Special Allowance Payments will be made by the Department of Education pursuant to the terms of certain of the Trust Student Loans to ensure that holders of such loans receive at least a specified market interest rate of return on them. The Service has reasoned that amounts paid on behalf of borrowers in similar situations constitute interest paid by the borrower that is excludable from the income of the borrower pursuant to Section 117 as a "qualified scholarship." See Rev. Rul. 75-537, 1975-2 C.B. 32; Rev. Rul. 69-171, 1969-1 C.B. 46; Gen. Couns. Mem. 33,721 (Jan. 4, 1968); and
     Gen. Couns. Mem. 33,206 (March 2, 1966). A corollary to this conclusion is that such amounts otherwise constitute interest. Further, such amounts in any event constitute an amount paid for the "use or forbearance of money." See Old Colony Railroad Co. v. Commissioner, 284 U.S. 552 (1932) (interest defined as an amount paid for the "use or forbearance of money"). Accordingly, we believe that such Special Allowance Payments are properly characterized as interest.